Exhibit 99.1

Innotrac Corporation Announces 2008 Third Quarter Results

ATLANTA, GA (November 10, 2008) – Innotrac Corporation (NASDAQ-GM: INOC) announced financial results today for the third quarter and nine months ended September 30, 2008.  The Company reported revenues of $32.0 million for the quarter versus $29.1 million reported in the comparable period in 2007, an increase of 10.0%.  For the nine months ended September 30, 2008, the Company reported revenues of $94.2 million compared to $84.9 million for the same period in 2007, an increase of 11.0%.  The increase in revenue for the three and nine months ended September 30, 2008 was primarily due to the addition of several new direct marketing clients and increased revenue from existing clients in our eCommerce, DSL and direct marketing verticals.  These increases were offset by a decrease in revenues from our B2B and telecom verticals.

The Company reported net income of $829,000, or $0.07 per share, fully diluted, for the three months ended September 30, 2008, versus net income of $1.0 million or $0.08 per share in the comparable period of 2007.  For the nine months ended September 30, 2008, the Company reported net income of $2.7 million, or $0.22 per share, compared to net income of $287,000, or $0.02 per share in the same period in 2007. Approximately $292,000 of expenses directly related to the merger transaction described below were included in the financial results for the three months ended September 30, 2008.

The GSI Commerce Merger
On October 5, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with GSI Commerce, Inc., a Delaware corporation (“GSI”), and Bulldog Acquisition Corp., a Georgia corporation and wholly-owned subsidiary of GSI (“Acquisition Sub”).  On October 6, 2008, the Company filed a Form 8-K which presented a summary of the Merger Agreement and included the Merger Agreement and related agreements as exhibits.   Subject to satisfaction of the terms and conditions of the Merger Agreement, Acquisition Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of GSI.  It is expected that the merger will be consummated during the first half of 2009.

Innotrac
Innotrac Corporation, founded in 1984 and based in Atlanta, Georgia, is a full-service fulfillment and logistics provider serving enterprise clients and world-class brands.  The Company employs sophisticated order processing and warehouse management technology and operates eight fulfillment centers and two call centers in seven cities spanning all time zones across the continental United States.  For more information about Innotrac, visit the Innotrac Website, www.innotrac.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature.  Forward-looking statements in this press release include our expectations for future progress in our business and future generation of cash flows.  Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected.  Among the key factors that may have a direct bearing on Innotrac's operating results, performance or financial condition are competition, the demand for Innotrac's services, Innotrac's ability to retain its current clients and attract new clients, realization of expected revenues from new clients, the state of the telecommunications and direct response industries in general, changing technologies, Innotrac’s ability to maintain profit margins in the face of pricing pressures, the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, the inability to complete the merger due to the failure to receive approvals or to satisfy other conditions, the risk that the proposed merger disrupts current plans and operations, the risk that anticipated synergies and opportunities as a result of the transaction will not be realized, difficulty or unanticipated expenses in connection with integrating Innotrac into GSI, the risk that the combined company does not perform as planned, potential difficulties in employee retention following the closing of the merger and numerous other factors discussed in Innotrac's 2007 Annual Report on Form 10-K and other filings on file with the Securities and Exchange Commission.  Innotrac disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

Contact

George Hare
Chief Financial Officer
678-584-4020
ghare@innotrac.com

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INNOTRAC CORPORATION
Condensed Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	(Unaudited)		(Unaudited)
	2008	2007	2008	2007
Service revenue	$25,138	$23,536	$74,028	$68,185
Freight revenue	6,863	5,551	20,213	16,731
Total revenue	32,001	29,087	94,241	84,916

Cost of service revenues	11,532	10,657	34,190	31,372
Freight expense	6,757	5,558	20,022	16,588
Selling, general and
administrative expenses	11,419	10,490	33,081	32,392
Depreciation and amortization	1,106	1,185	3,178	3,787
Total operating expenses	30,814	27,890	90,471	84,139
Operating income	1,187	1,197	3,770	777
Interest expense	358	161	1,084	490
Total other expense	358	161	1,084	490
Income before income taxes	829	1,036	2,686	287
Income tax	-	-	-	-
Net income	$829	$1,036	$2,686	$287

Earnings per share:
Basic	$0.07	$0.08	$0.22	$0.02
Diluted	$0.07	$0.08	$0.22	$0.02

Weighted average shares
outstanding:
Basic	12,332	12,320	12,324	12,296
Diluted	12,442	12,320	12,429	12,296

INNOTRAC CORPORATION
Condensed Balance Sheets
(in thousands)

	September 30,	December 31,
	2008	2007
ASSETS	(Unaudited)	(Audited)
Current Assets:
Cash	$620	$1,079
Accounts receivable (net of allowance for doubtful accounts of $286 at September 30, 2008 and $288 at December 31, 2007)	24,844	28,090
Inventory	1,209	599
Prepaid expenses and other	1,193	1,100
Total current assets	27,866	30,868

Property and equipment, net	16,906	17,702
Goodwill	25,169	25,169
Other assets, net	1,012	1,192

Total assets	$70,953	$74,931

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$7,551	$14,050
Line of credit	9,114	6,168
Term loan	-	5,000
Accrued expenses and other	7,576	5,708
Total current liabilities	24,241	30,926

Noncurrent Liabilities:
Other non-current liabilities	857	993
Total noncurrent liabilities	857	993

Total shareholders' equity	45,855	43,012

Total liabilities and shareholders' equity	$70,953	$74,931

INNOTRAC CORPORATION
Condensed Statements of Cash Flows
(in thousands)

	Nine Months Ended
	September 30,
	(Unaudited)
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,686	$287
Adjustments to net income:
Depreciation and amortization	3,178	3,787
Provision for bad debts	-	(16)
Stock compensation expense-stock options	59	88
Stock compensation expense-restricted stock	56	-
Stock issued to settle employee stock bonus	-	111
Changes in working capital:
Accounts receivable, gross	3,245	2,189
Inventory	(609)	810
Prepaid assets and other	87	(7)
Accounts payable, accrued expenses and other	(4,767)	(3,024)
Net cash provided by operating activities	3,935	4,225

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(2,382)	(3,836)
Installment payment on previous acquisition of business	-	(800)
Cash used in investing activities	(2,382)	(4,636)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under line of credit	2,946	(4,581)
(Repayment) proceeds of term loan	(5,000)	5,000
Issuance of stock, net	42	-
Loan commitment fees	-	(425)
Cash used in financing activities	(2,012)	(6)

Net decrease in cash	(459)	(417)
Cash, beginning of period	1,079	1,014
Cash, end of period	$620	$597